Exhibit 99

Emergency Filtration Products Appoints Doug Heath to Board of Directors
Monday July 21, 12:41 pm ET

LAS VEGAS, NV--(MARKET WIRE)--Jul 21, 2008 -- Emergency Filtration Products, Inc. (EFP) (Other OTC:EMFP.PK - News) today announced the appointment of Mr. Douglas Heath to its Board of Directors.

Mr. Heath is the founder and President of Manteca, California-based Nushake Roofing Inc., one of Northern California's largest re-roofing companies, which has been in continuous operation since 1976. Mr. Heath has also founded and operated a number of other business concerns, including the Gutter Guy Inc.; Hula in Motion, which operates a Hawaiian souvenir distribution company; and 2H Distributors Inc., a company which sold EFP's first NanoMask(TM).

"We are very pleased to have Doug join our Board," said Philip Dascher, CEO, EFP. "As a substantial longtime shareholder and investor in EFP and our future merger partner, Applied Nanoscience, Doug's experience as a successful serial entrepreneur will help us meet the challenges in successfully marketing the NanoMask once FDA clearance is obtained, as well as successfully integrate both EFP and Applied Nanoscience into one cohesive company."

"I am delighted to join Emergency Filtration Products' Board of Directors, a company in which I have not only had a longstanding interest as a shareholder, but also a strong interest in the company's NanoMask, which I believe can help save lives, as well as create value for the company's shareholders," said Doug Heath. "I will work diligently to contribute whatever it takes, to the best of my abilities, to see this company succeed."

About EFP

EFP is a filtration technology company that has a unique and highly efficient hydrophobic antimicrobial silver nanoparticle coated medical air filter mask, the NanoMask, which is designed to reduce airborne pathogens on contact for diverse medical uses. EFP has recently submitted a 510(k) medical device notification with the FDA for its surgical NanoMask.

Safe Harbor Statement

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. EFP and ANI do not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future plans and results of the companies could differ significantly from such forward-looking statements.

Contact:

     Contact:

     Investor Relations

     Philippe Niemetz

     PAN Consultants Ltd.

     800-477-7570

     212-344-6464

     p.niemetz@panconsultants.com